(m)(7)

VOYA SERIES FUND, INC.

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES
PLAN

CLASS T SHARES

EFFECTIVE NOVEMBER 16, 2017

WHEREAS, Voya Series Fund, Inc. (the “Company”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of common stock of the Company to which this Distribution and Shareholder Services Plan (the “Plan”) applies currently consist of the series (each a “Fund” and collectively the “Funds”) listed on Schedule 1 hereto, as such schedule may be revised from time to time;

WHEREAS, shares of common stock of the Funds are divided into classes of shares, one of which is designated Class T;

WHEREAS, the Company employs Voya Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer; and

WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

WHEREAS, the Company wishes to adopt the Distribution and Shareholder Services Plan of the Funds with respect to each Fund’s Class T shares as set forth hereinafter.

NOW, THEREFORE, the Company hereby adopts this Plan on behalf of the Funds with respect to its Class T shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

1.                                      Each of the Funds shall pay to the Distributor, as the distributor of the Class T shares of such Fund, a service or distribution fee at a rate of 0.25% on an annualized basis of the average daily net assets of such Fund’s Class T shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority.

2.                                      The amount set forth in paragraph 1 of this Plan shall be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.  To the extent not used for servicing shareholder accounts,the amount set forth in paragraph 1 of this Plan may be paid for the Distributor’s services as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the Class T shares of a Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Fund.  These services may include, among other things, processing new shareholder account applications, preparing and transmitting to a Fund’s Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning a Fund and their transactions with a Fund.  The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of a Fund.  In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan.  Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor.  Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

3.                                      This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company’s Board of Directors and (b) those Directors of the Company who are not “interested persons” of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-l Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.                                      After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company’s Board of Directors.  The Plan shall continue in full force and effect as to the Class T shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.                                      The Distributor shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.                                      This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of Class T shares of such Fund on not more than 30 days’ written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors on not more than 60 days’ written notice to any other party to the agreement.

7.                                      This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class T shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.                                      While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

9.                                      Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

10.                               The Directors shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11.                               In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

12.                               The provisions of this Plan are severable as to each Fund.  Any action required to be taken under this Plan will be taken separately for each Fund affected by the matter.

Date last approved by the Board of Directors: November 16, 2017

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SCHEDULE 1

TO THE

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES
PLAN

VOYA SERIES FUND, INC.

CLASS T SHARES

Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Target Payment Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund